Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
August 2, 2022	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Second Quarter 2022 Earnings;

$501 million of Buybacks in First Half of 2022

Second Quarter Highlights

•	Second quarter 2022 net income of $242 million compared to net income of $172 million in the prior year period; second quarter 2022 diluted earnings per share of $1.10 compared to diluted earnings per share of $0.70 in the prior year period.

•	Second quarter 2022 adjusted net income of $265 million compared to adjusted net income of $191 million in the prior year period; second quarter 2022 adjusted diluted earnings per share of $1.28 compared to adjusted diluted earnings per share of $0.86 in the prior year period.

•	Second quarter 2022 adjusted EBITDA of $432 million compared to adjusted EBITDA of $334 million in the prior year period.

•	Second quarter 2022 net cash provided by operating activities from continuing operations was $231 million. Free cash flow from continuing operations was $162 million for the second quarter 2022 compared to an outflow of $83 million in the prior year period.

•	Repurchased approximately 8.4 million shares for approximately $291 million in the second quarter 2022.

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2022	2021	2022	2021
Revenues	$2,362	$2,024	$4,751	$3,861
Net income	$242	$172	$482	$272
Adjusted net income (1)	$265	$191	$521	$338
Diluted income per share	$1.10	$0.70	$2.14	$1.07
Adjusted diluted income per share(1)	$1.28	$0.86	$2.47	$1.52
Adjusted EBITDA(1)	$432	$334	$847	$623
Net cash provided by (used in) operating activities from continuing operations	$231	$(7)	$316	$(23)
Free cash flow from continuing operations(2)	$162	$(83)	$178	$(197)

See end of press release for footnote explanations and reconciliations of non-GAAP measures.

THE WOODLANDS, Texas – Huntsman Corporation (NYSE: HUN) today reported second quarter 2022 results with revenues of $2,362 million, net income of $242 million, adjusted net income of $265 million and adjusted EBITDA of $432 million.

Peter R. Huntsman, Chairman, President, and CEO, commented:

“Second quarter EBITDA margins exceeded 18% on the back of our value over volume strategy, improved pricing, and solid cost control. We remain well ahead or on track to meet the targets that we presented at our Investor Day in November 2021, despite an increasingly challenging economic environment due to extremely high European natural gas prices, headwinds in China associated with government-mandated shutdowns and monetary tightening in the United States. In addition to the positive results, we repurchased approximately $500 million in shares in the first six months of the year and our balance sheet remains extremely strong with a net leverage ratio of 0.6x.

“Regardless of any macro headwinds that may impact the chemical industry in the coming quarters, our priorities around cost control, a focus on downstream businesses and returning capital to shareholders will remain unchanged. Our balance sheet and cash generation places us in an enviable position to take advantage of opportunities as they present themselves to invest in our core businesses.”

Segment Analysis for 2Q22 Compared to 2Q21

Polyurethanes

The increase in revenues in our Polyurethanes segment for the three months ended June 30, 2022 compared to the same period of 2021 was primarily due to higher MDI average selling prices, partially offset by lower sales volumes. MDI average selling prices increased in all our regions. Sales volumes decreased primarily due to the extended government-mandated COVID lockdown in Shanghai, China and lower demand, partially offset by favorable comparisons in Europe due to the scheduled turnaround at our Rotterdam, Netherlands facility in the second quarter of 2021. The increase in segment adjusted EBITDA was primarily due to higher MDI margins and a gain from an insurance settlement, partially offset by lower sales volumes, the negative impact of weaker major international currencies against the U.S. dollar and lower equity earnings from our minority-owned joint venture in China.

Performance Products

The increase in revenues in our Performance Products segment for the three months ended June 30, 2022 compared to the same period of 2021 was primarily due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased primarily due to commercial excellence programs and in response to an increase in raw material costs. Sales volumes decreased primarily due to a shift in product mix based on demand and business strategy. The increase in segment adjusted EBITDA was primarily due to increased revenues and margins, partially offset by a slight increase in fixed costs.

Advanced Materials

The increase in revenues in our Advanced Materials segment for the three months ended June 30, 2022 compared to the same period of 2021 was primarily due to higher average selling prices, partially offset by lower sales volumes. Average selling prices increased largely in response to higher raw material, energy and logistics costs as well as improved sales mix. Sales volumes decreased primarily due to deselection of lower margin base resins business. The increase in segment adjusted EBITDA was primarily due to higher sales prices and improved sales mix.

Textile Effects

The decrease in revenues in our Textile Effects segment for the three months ended June 30, 2022 compared to the same period of 2021 was primarily due to lower sales volumes, partially offset by higher average selling prices. Sales volumes decreased primarily due to a deselection of certain volume as well as lower demand. Average selling prices increased in response to higher direct costs. The decrease in segment adjusted EBITDA was primarily due to lower revenues, partially offset by improved portfolio mix.

Corporate, LIFO and other

For the three months ended June 30, 2022, adjusted EBITDA from Corporate and other was a loss of $38 million as compared to a loss of $48 million for the same period of 2021. The year-over-year difference was primarily due to translational foreign currency gains related to the Chinese Yuan.

Liquidity and Capital Resources

During the three months ended June 30, 2022, our free cash flow from continuing operations was a source of cash of $162 million as compared to a use of cash of $83 million in the same period of 2021. As of June 30, 2022, we had approximately $2.1 billion of combined cash and unused borrowing capacity.

During the three months ended June 30, 2022, we spent $69 million on capital expenditures as compared to $76 million in the same period of 2021. For 2022, we expect to spend approximately $300 million on capital expenditures.

Income Taxes

In the second quarter of 2022, both our effective tax rate and our adjusted effective tax rate was 22%. We expect our 2022 adjusted effective tax rate to be approximately 22% to 24%.

Earnings Conference Call Information

We will hold a conference call to discuss our second quarter 2022 financial results on Tuesday, August 2, 2022 at 10:00 a.m. ET.

Webcast link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=E6B5RbBA

Participant dial-in numbers:

Domestic callers:	(877) 402-8037
International callers:	(201) 378-4913

The conference call will be accompanied by presentation slides that will be accessible via the webcast link and Huntsman’s investor relations website, www.huntsman.com/investors. Upon conclusion of the call, the webcast replay will be accessible via Huntsman’s website.

Upcoming Conferences

During the second quarter 2022, a member of management is expected to present at:

Jefferies Industrials Conference on August 10, 2022

Seaport Global Virtual Chemicals Conference on August 23, 2022

UBS Chemicals Conference on September 7, 2022

A webcast of the presentation, if applicable, along with accompanying materials will be available at www.huntsman.com/investors.

Table 1 – Results of Operations

	Three months ended		Six months ended
	June 30,		June 30,
In millions, except per share amounts	2022	2021	2022	2021
Revenues	$2,362	$2,024	$4,751	$3,861
Cost of goods sold	1,824	1,593	3,648	3,038
Gross profit	538	431	1,103	823
Operating expenses, net	221	211	482	453
Restructuring, impairment and plant closing costs	24	11	24	35
Operating income	293	209	597	335
Interest expense, net	(16)	(18)	(30)	(37)
Equity in income of investment in unconsolidated affiliates	19	46	34	84
Fair value adjustments to Venator investment, net	-	(6)	(2)	(25)
Loss on early extinguishment of debt	-	(27)	-	(27)
Other income, net	13	9	14	16
Income from continuing operations before income taxes	309	213	613	346
Income tax expense	(67)	(42)	(132)	(76)
Income from continuing operations	242	171	481	270
Income from discontinued operations, net of tax	-	1	1	2
Net income	242	172	482	272
Net income attributable to noncontrolling interests, net of tax	(14)	(16)	(31)	(33)
Net income attributable to Huntsman Corporation	$228	$156	$451	$239

Adjusted EBITDA(1)	$432	$334	$847	$623
Adjusted net income (1)	$265	$191	$521	$338

Basic income per share	$1.11	$0.71	$2.16	$1.08
Diluted income per share	$1.10	$0.70	$2.14	$1.07
Adjusted diluted income per share(1)	$1.28	$0.86	$2.47	$1.52

Common share information:
Basic weighted average shares	205	221	209	221
Diluted weighted average shares	207	223	211	223
Diluted shares for adjusted diluted income per share	207	223	211	223

See end of press release for footnote explanations.

Table 2 – Results of Operations by Segment

	Three months ended			Six months ended
	June 30,		Better /	June 30,		Better /
In millions	2022	2021	(Worse)	2022	2021	(Worse)
Segment Revenues:
Polyurethanes	$1,353	$1,155	17%	$2,739	$2,223	23%
Performance Products	492	371	33%	972	676	44%
Advanced Materials	336	299	12%	671	577	16%
Textile Effects	192	207	(7)%	389	400	(3)%
Total Reportable Segments' Revenue	2,373	2,032	17%	4,771	3,876	23%

Intersegment Eliminations	(11)	(8)	n/m	(20)	(15)	n/m
Total Revenues	$2,362	$2,024	17%	$4,751	$3,861	23%

Segment Adjusted EBITDA(1):
Polyurethanes	$229	$208	10%	$453	$415	9%
Performance Products	152	88	73%	298	151	97%
Advanced Materials	67	58	16%	134	102	31%
Textile Effects	22	28	(21)%	50	53	(6)%
Total Reportable Segments' Adjusted EBITDA(1)	470	382	23%	935	721	30%

Corporate, LIFO and other	(38)	(48)	21%	(88)	(98)	10%
Total Adjusted EBITDA(1)	$432	$334	29%	$847	$623	36%

n/m = not meaningful

See end of press release for footnote explanations.

Table 3 – Factors Impacting Sales Revenue

	Three months ended
	June 30, 2022 vs. 2021
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	24%	(4)%	1%	(4)%	17%
Performance Products	33%	(3)%	6%	(3)%	33%
Advanced Materials	21%	(5)%	12%	(16)%	12%
Textile Effects	12%	(3)%	0%	(16)%	(7)%

	Six months ended
	June 30, 2022 vs. 2021
	Average Selling Price(a)
	Local	Exchange	Sales Mix	Sales
	Currency	Rate	& Other	Volume(b)	Total
Polyurethanes	27%	(4)%	0%	0%	23%
Performance Products	40%	(3)%	7%	0%	44%
Advanced Materials	23%	(4)%	14%	(17)%	16%
Textile Effects	14%	(2)%	(2)%	(13)%	(3)%

(a) Excludes sales from tolling arrangements, by-products and raw materials.

(b) Excludes sales from by-products and raw materials.

Table 4 – Reconciliation of U.S. GAAP to Non-GAAP Measures

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2022	2021	2022	2021	2022	2021	2022	2021
Net income	$242	$172			$242	$172	$1.17	$0.77
Net income attributable to noncontrolling interests	(14)	(16)			(14)	(16)	(0.07)	(0.07)
Net income attributable to Huntsman Corporation	228	156			228	156	1.10	0.70
Interest expense, net from continuing operations	16	18
Income tax expense from continuing operations	67	42	$(67)	$(42)
Depreciation and amortization from continuing operations	72	73
Business acquisition and integration expenses and purchase accounting inventory adjustments	4	5	(2)	-	2	5	0.01	0.02
Costs associated with the Albemarle Settlement, net	1	-	-	-	1	-	-	-
EBITDA / Income from discontinued operations, net of tax	-	(1)	N/A	N/A	-	(1)	-	-
Loss (gain) on sale of businesses/assets	7	(30)	(1)	4	6	(26)	0.03	(0.12)
Income from transition services arrangements	(1)	(3)	-	1	(1)	(2)	-	(0.01)
Fair value adjustments to Venator Investment, net(a)	-	6	-	-	-	6	-	0.03
Loss on early extinguishment of debt	-	27	-	(6)	-	21	-	0.09
Certain legal and other settlements and related expenses	2	8	1	(2)	3	6	0.01	0.03
Certain non-recurring information technology project implementation costs	1	3	(1)	(1)	-	2	-	0.01
Amortization of pension and postretirement actuarial losses	13	21	(3)	(5)	10	16	0.05	0.07
Restructuring, impairment and plant closing and transition costs	27	12	(7)	(2)	20	10	0.10	0.04
Plant incident remediation credits	(5)	(3)	1	1	(4)	(2)	(0.02)	(0.01)
Adjusted(1)	$432	$334	$(79)	$(52)	$265	$191	$1.28	$0.86

Adjusted income tax expense(1)					$79	$52
Net income attributable to noncontrolling interests, net of tax					14	16
Adjusted pre-tax income (1)					$358	$259
Adjusted effective tax rate(3)					22%	20%
Effective tax rate					22%	20%

			Income Tax				Diluted Income
	EBITDA		(Expense) Benefit		Net Income		Per Share
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
In millions, except per share amounts	2022	2021	2022	2021	2022	2021	2022	2021
Net income	$482	$272			$482	$272	$2.28	$1.22
Net income attributable to noncontrolling interests	(31)	(33)			(31)	(33)	(0.15)	(0.15)
Net income attributable to Huntsman Corporation	451	239			451	239	2.14	1.07
Interest expense, net from continuing operations	30	37
Income tax expense from continuing operations	132	76	$(132)	$(76)
Depreciation and amortization from continuing operations	143	147
Business acquisition and integration expenses and purchase accounting inventory adjustments	10	14	(2)	(2)	8	12	0.04	0.05
Costs associated with the Albemarle Settlement, net	2	-	-	-	2	-	0.01	-
EBITDA / Income from discontinued operations, net of tax	(1)	(2)	N/A	N/A	(1)	(2)	-	(0.01)
Loss (gain) on sale of businesses/assets	11	(30)	(2)	4	9	(26)	0.04	(0.12)
Income from transition services arrangements	(2)	(4)	-	1	(2)	(3)	(0.01)	(0.01)
Fair value adjustments to Venator Investment, net(a)	2	25	-	-	2	25	0.01	0.11
Loss on early extinguishment of debt	-	27	-	(6)	-	21	-	0.09
Certain legal settlements and related expenses	14	10	(3)	(3)	11	7	0.05	0.03
Certain non-recurring information technology project implementation costs	3	4	(1)	(1)	2	3	0.01	0.01
Amortization of pension and postretirement actuarial losses	27	43	(6)	(10)	21	33	0.10	0.15
Restructuring, impairment and plant closing and transition costs	30	36	(8)	(8)	22	28	0.10	0.13
Plant incident remediation (credits) costs	(5)	1	1	-	(4)	1	(0.02)	-
Adjusted(1)	$847	$623	$(153)	$(101)	$521	$338	$2.47	$1.52

Adjusted income tax expense(1)					$153	$101
Net income attributable to noncontrolling interests, net of tax					31	33
Adjusted pre-tax income(1)					$705	$472
Adjusted effective tax rate(3)					22%	21%
Effective tax rate					22%	22%

(a) Represents the changes in market value in Huntsman's remaining interest in Venator and related option to sell those remaining Venator shares.

N/A = not applicable

See end of press release for footnote explanations.

Table 5 – Selected Balance Sheet Items

	June 30,	December 31,
In millions	2022	2021
Cash	$608	$1,041
Accounts and notes receivable, net	1,288	1,186
Inventories	1,401	1,201
Receivable associated with the Albemarle Settlement	-	333
Other current assets	140	167
Property, plant and equipment, net	2,486	2,576
Other noncurrent assets	2,798	2,888
Total assets	$8,721	$9,392

Accounts payable	$1,128	$1,208
Other current liabilities	481	831
Current portion of debt	13	12
Long-term debt	1,508	1,538
Other noncurrent liabilities	1,240	1,244
Huntsman Corporation stockholders’ equity	4,147	4,378
Noncontrolling interests in subsidiaries	204	181
Total liabilities and equity	$8,721	$9,392

Table 6 – Outstanding Debt

	June 30,	December 31,
In millions	2022	2021
Debt:
Revolving credit facility	$-	$-
Accounts receivable programs	-	-
Senior notes	1,451	1,473
Variable interest entities	40	45
Other debt	30	32
Total debt - excluding affiliates	1,521	1,550

Total cash	608	1,041
Net debt - excluding affiliates(4)	$913	$509

See end of press release for footnote explanations.

Table 7 – Summarized Statement of Cash Flows

	Three months ended		Six months ended
	June 30,		June 30,
In millions	2022	2021	2022	2021
Total cash at beginning of period	$807	$673	$1,041	$1,593

Net cash provided by (used in) operating activities from continuing operations	231	(7)	316	(23)
Net cash used in operating activities from discontinued operations	-	-	-	(1)
Net cash used in investing activities	(64)	(46)	(129)	(369)
Net cash used in financing activities	(357)	(112)	(609)	(691)
Effect of exchange rate changes on cash	(9)	2	(11)	1
Total cash at end of period	$608	$510	$608	$510

Free cash flow from continuing operations(2):
Net cash provided by (used in) operating activities from continuing operations	$231	$(7)	$316	$(23)
Capital expenditures	(69)	(76)	(138)	(174)
Free cash flow from continuing operations	162	(83)	178	(197)

Supplemental cash flow information:
Cash paid for interest	$(24)	$(31)	$(33)	$(47)
Cash paid for income taxes	(122)	(68)	(154)	(76)
Cash paid for restructuring and integration	(13)	(8)	(26)	(17)
Cash paid for pensions	(13)	(14)	(26)	(28)
Depreciation and amortization	72	73	143	147

Change in primary working capital:
Accounts and notes receivable	$(8)	$(97)	$(142)	$(214)
Inventories	(52)	(176)	(239)	(332)
Accounts payable	(129)	79	(9)	173
Total change in primary working capital	$(189)	$(194)	$(390)	$(373)

See end of press release for footnote explanations.

Footnotes

(1)	We use adjusted EBITDA to measure the operating performance of our business and for planning and evaluating the performance of our business segments. We provide adjusted net income because we feel it provides meaningful insight for the investment community into the performance of our business. We believe that net income (loss) is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to adjusted EBITDA and adjusted net income (loss). Additional information with respect to our use of each of these financial measures follows:

Adjusted EBITDA, adjusted net income (loss) and adjusted diluted income (loss) per share, as used herein, are not necessarily comparable to other similarly titled measures of other companies.

Adjusted EBITDA is computed by eliminating the following from net income (loss): (a) net income attributable to noncontrolling interests, net of tax; (b) interest; (c) income taxes; (d) depreciation and amortization; (e) amortization of pension and postretirement actuarial losses (gains); (f) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted EBITDA in Table 4 above.

Adjusted net income (loss) and adjusted diluted income (loss) per share are computed by eliminating the after tax impact of the following items from net income (loss): (a) net income attributable to noncontrolling interest; (b) amortization of pension and postretirement actuarial losses (gains); (c) restructuring, impairment and plant closing costs (credits); and further adjusted for certain other items set forth in the reconciliation of net income (loss) to adjusted net income (loss) in Table 4 above. The income tax impacts, if any, of each adjusting item represent a ratable allocation of the total difference between the unadjusted tax expense and the total adjusted tax expense, computed without consideration of any adjusting items using a with and without approach.

We may disclose forward-looking adjusted EBITDA because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted EBITDA represents the forecast net income on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our adjusted EBITDA to differ.

(2)	Management internally uses free cash flow measure: (a) to evaluate our liquidity, (b) evaluate strategic investments, (c) plan stock buyback and dividend levels and (d) evaluate our ability to incur and service debt. Free cash flow is defined as net cash provided by operating activities less capital expenditures. Free cash flow is not a defined term under U.S. GAAP, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.

(3)	We believe adjusted effective tax rate provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses’ operational profitability and that may obscure underlying business results and trends. In our view, effective tax rate is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted effective tax rate. The reconciliation of historical adjusted effective tax rate and effective tax rate is set forth in Table 4 above. Please see the reconciliation of our net income to adjusted net income in Table 4for details regarding the tax impacts of our non-GAAP adjustments.

Our forward-looking adjusted effective tax rate is calculated based on our forecast effective tax rate, and the range of our forward-looking adjusted effective tax rate equals the range of our forecast effective tax rate. We disclose forward-looking adjusted effective tax rate because we cannot adequately forecast certain items and events that may or may not impact us in the near future, such as business acquisition and integration expenses and purchase accounting inventory adjustments, certain legal and other settlements and related expenses, gains on sale of businesses/assets and certain tax only items, including tax law changes not yet enacted. Each of such adjustment has not yet occurred, is out of our control and/or cannot be reasonably predicted. In our view, our forward-looking adjusted effective tax rate represents the forecast effective tax rate on our underlying business operations but does not reflect any adjustments related to the items noted above that may occur and can cause our effective tax rate to differ.

(4)	Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position, and calculate it by taking our total debt, including the current portion, and subtracting total cash.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2021 revenues of approximately $8 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

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Forward-Looking Statements:

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, divestitures or strategic transactions, including the review of the Textile Effects Division, business trends and any other information that is not historical information. When used in this press release, the words "estimates," "expects," "anticipates," "likely," "projects," "outlook," "plans," "intends," "believes," "forecasts," or future or conditional verbs, such as "will," "should," "could" or "may," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements, including, without limitation, management's examination of historical operating trends and data, are based upon our current expectations and various assumptions and beliefs. In particular, such forward-looking statements are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the Company's operations, markets, products, prices and other factors as discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"). In addition, there can be no assurance that the review of the Textile Effects Division will result in one or more transactions or other strategic change or outcome. Significant risks and uncertainties may relate to, but are not limited to, increased energy costs in Europe, inflation and resulting monetary tightening in the US, geopolitical instability, ongoing impact of COVID-19 on our operations and financial results, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, timing of proposed transactions, reorganization or restructuring of the Company's operations, including any delay of, or other negative developments affecting the ability to implement cost reductions and manufacturing optimization improvements in the Company's businesses and to realize anticipated cost savings, and other financial, operational, economic, competitive, environmental, political, legal, regulatory and technological factors. Any forward-looking statement should be considered in light of the risks set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2021, which may be supplemented by other risks and uncertainties disclosed in any subsequent reports filed or furnished by the Company from time to time. All forward-looking statements apply only as of the date made. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.